Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Innovative Industrial Properties, Inc.

San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 8, 2017, relating to the financial statements of PharmaCann LLC, which comprise the balance sheets as of December 31, 2016 and December 31, 2015, and the related statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Martin, Hood, Friese & Associates, LLC

Martin, Hood, Friese & Associates, LLC

Champaign, Illinois
October 6, 2017